Exhibit 10.1

SIXTH AMENDMENT TO LEASE AGREEMENT

THIS SIXTH AMENDMENT TO LEASE AGREEMENT ("Agreement") is made as of the ___ day of July, 2019 (the “Effective Date”), between ATAPCO PADONIA LLC, a Maryland limited liability company (hereinafter referred to as "Landlord"),  and TESSCO TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as "Tenant").

WITNESSETH:

WHEREAS, Tenant currently leases approximately 102,164 rentable square feet (the “Premises”) known as suites 100 and 205 on the first and second (1st & 2nd) floors of the building, located at 375 West Padonia Road, Timonium, MD 21093 (the “Building”),  pursuant to an Agreement of Lease dated November 3, 2003 by and between Atrium Building, LLC (“Original Landlord”) and Tenant, as amended by First Amendment to Lease Agreement dated January 23, 2007, by Second Amendment to Lease Agreement dated May 1, 2007, by Third Amendment to Lease Agreement dated February 15, 2011 (the “Third Amendment to Lease”), by Fourth Amendment to Lease Agreement dated June 4, 2012, and by Fifth Amendment to Lease Agreement dated March 31, 2017  (collectively, the “Lease Agreement”); and

WHEREAS, by an Assignment and Assumption of Leases and Security Deposits, dated as of December 17, 2015, by and between Original Landlord and Landlord, Original Landlord assigned all of its rights and obligations under the Lease Agreement to Landlord; and

WHEREAS, Landlord and Tenant hereby desire to extend the Lease Term and modify certain provisions of the Lease, as set more particularly set forth below.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Incorporation of Recitals.  All of the recitals set forth above in the "WHEREAS" Clauses are hereby made an integral part of this Agreement.

2.Lease Term Extension.  The Term of the Lease is hereby extended for a period of five (5) years, commencing on January 1, 2021 and ending on December 31, 2025 (the “Fifth Renewal Term”).

3.Base Rent.   The Base Rent payable for the Premises for the Fifth Renewal Term shall be as follows:

Period of Fifth Renewal Term:	Period Rent:	Monthly Base Rent:

1/1/21 - 12/31/21	$2,400,854.00	$200,071.17
1/1/22 - 12/31/22	$2,460,875.35	$205,072.95
1/1/23 - 12/31/23	$2,522,397.23	$210,199.77
1/1/24 - 12/31/24	$2,585,457.16	$215,454.76
1/1/25 - 12/31/25	$2,650,093.59	$220,841.13

4.Modification of Base Year Building Expenses and Taxes.

(a)Beginning on the first day of the Fifth Renewal Term, the term “Base Year Building Expenses” as set forth in Section 1.1.9 of the Lease, as previously modified, shall mean the actual Building Expenses per rentable square foot incurred by Landlord for the 2021 calendar year.

(b)Beginning on the first day of the Fifth Renewal Term, the term “Base Year Taxes” as set forth in Section 1.1.10 of the Lease, as previously modified, shall mean the actual Taxes per rentable square foot incurred by Landlord for the 2021 calendar year.

5.New Tenant Allowance.

(a)At any time after execution of this Amendment and continuing thereafter until the remainder of the Term, including the Fifth Renewal Term, Tenant shall have the right to perform improvements to the Premises in accordance with Section 10 of the Lease (the “New Tenant Improvements”). Landlord hereby grants to Tenant an amount equal to One Million Twenty-One Thousand Six Hundred Forty and 00/100 Dollars ($1,021,640.00) (the “2019 Allowance”) towards the costs incurred by Tenant in completing the New Tenant Improvements. The 2019 Allowance shall be paid by Landlord to Tenant for amounts actually paid by Tenant in connection with the New Tenant Improvements to Tenant’s vendors, suppliers or contractors, provided that Landlord shall have received (i) a certificate signed by Tenant setting forth (A) that the sum then requested was paid by Tenant to contractors, subcontractors, materialmen, engineers and other persons who have rendered services or furnished materials in connection with work on the Premises, and (B) a complete description of such services and materials and the amounts paid or to be paid to each of such persons in respect thereof; (ii) paid receipts or such other proof of payment as Landlord shall reasonably require for all such work completed and (iii) Landlord’s receipt of unconditional lien waivers executed by Tenant’s general contractor and all contractors, subcontractors, materialmen, suppliers and similar persons showing full payment for the cost of all the New Tenant Improvements. Landlord shall reimburse Tenant within thirty (30) days after Landlord’s receipt of a written request for reimbursement from Tenant and shall debit the 2019 Allowance therefor.

(b)In the event Tenant does not use the entire 2019 Allowance on New Tenant Improvements, Tenant may elect to offset Base Rent in the amount of the unused 2019 Allowance, subject to the following: (i) Tenant may not offset Base Rent by more than Two Hundred Four Thousand Three Hundred Twenty-Eight and 00/100 Dollars ($204,328.00) regardless of whether the unused potion of the 2019 Allowance is greater than this amount; and (ii) Tenant may not offset Base Rent until after the second calendar year of the Fifth Renewal Term.

6.Renewal Option.  Tenant shall have the option to extend the Term of the Lease for one (1) additional period of five (5) years (the “Sixth Renewal Term”) to commence immediately upon the expiration of the Fifth Renewal Term, provided Tenant is not in default of any term, covenant or condition of the Lease (i) on the date Tenant notifies Landlord of its intent to exercise for the Sixth Renewal Term and (ii) on the date the Sixth Renewal Term is otherwise scheduled to commence. In order to exercise its options granted herein, Tenant shall notify Landlord in writing of its intent to renew not less than twelve (12) months prior to the expiration of the Fifth Renewal Term. Upon the exercise of this renewal option, the Lease shall continue under all the same terms and conditions with the exception that the new Base Rent for the Sixth Renewal Term shall be the greater of (A) the Prevailing Market Rate as defined in the Third Amendment to Lease, or (B) the then current Base Rent escalated at 2.5% for the first year of the Sixth Renewal Term, and the Base Rent for the Sixth Renewal Term shall escalate 2.5% annually thereafter. Except as set forth in this Paragraph, Tenant shall have no further option to extend the Term of the Lease.

7.Right of First Offer.

(a)Commencing on the beginning of the Fifth Renewal Term, and provided that Tenant is open for business in the entire Premises (and has not reduced the size of the Premises in any subsequent amendments or agreements after the date of this Amendment) (the “ROFO Conditions”), Tenant shall have a continuing right of first offer in connection with a lease from Landlord of any premises becoming available in the Building during the Term (the “Option Space”), subject to the rights of other tenants in the Building existing as of the date of this Amendment, and further subject to Landlord’s right to renew or extend the terms of existing tenant leases. The first time that any portion of the Option Space becomes available for lease, provided that Tenant has satisfied the ROFO Conditions, Landlord shall notify Tenant in writing of the existence of the availability of the Option Space which is then available (“Landlord’s Offer Notice”) and the then Prevailing Market Rate (as defined in Section 9 of the Third Amendment to Lease) for the Option Space. Tenant shall exercise the foregoing right of first offer by delivering written notice of its intention to lease the Option Space described in Landlord’s Offer Notice within fifteen (15) days after Tenant’s receipt of Landlord’s Offer Notice.

(b)If Tenant exercises its rights in a timely fashion under Subparagraph (a) above, (i) the length of the term of the Lease for the Option Space shall be the longer of (A) a period which is coterminous with the then current Term, or (B) three (3) years, (ii) the Base Rent for the Option Space shall be equal to the then Prevailing Market Rate (as defined in Section 9 of the Third Amendment to Lease), increasing annually by 2.5%, (iii) any additional rent due in connection with the lease of the Option Space and all other terms relating to the rental of the Option Space (except to the extent modified by this Paragraph) shall be the same as for the Premises, and (iv) the Option Space shall be deemed to be part of the Premises for all purposed under the Lease, commencing on the date on which Landlord delivers possession of the Option Space to Tenant, provided, however, that Tenant shall not be required to pay Base Rent or additional rent for the Option Space until the earlier of (y) the date on which Tenant commences operation of its business within the Option Space or (z) the date which is ninety (90) days after the date of Landlord’s Offer Notice. If the balance of the remaining Term of the Lease is less than three (3) years, the then current Term of the Lease shall be extended to expire coterminously with the lease for the Option Space. In such event, such extension of the Term for the original Premises and the Base Rent due in connection therewith shall be included in the Amendment described in Subparagraph (c) below.

(c)Within thirty (30) days after the date of the Landlord’s Offer Notice, Landlord and Tenant shall enter into a written amendment to the Lease which adds the Option Space to the definition of the “Premises” and sets forth the Base Rent and such other matters which are at variance with the terms and conditions of the Lease.

(d)If (i) Tenant is then in default under the terms of the Lease at the time of exercising its rights under this Paragraph, (ii) Tenant fails to deliver the requisite notice to Landlord exercising such right within the fifteen (15) day period specified above, (iii) Tenant fails to execute an amendment to the Lease for the Option Space within the thirty (30) day period, or (iv) Tenant declines to exercise its rights as provided above as to the Option Space, then Landlord shall be free to proceed to lease to a third party the Option Space which was the subject of Landlord’s Offer Notice. The rights of first offer shall not be severed from the Lease, or separately sold, assigned or transferred, but may only be assigned or transferred as a part of the Lease.

(e)The provisions of this Paragraph 4 shall not become effective until the first day of the Fifth Renewal Term, and upon the first day of the Fifth Renewal Term, Paragraphs 10, 10.1, 10.2 and 10.3 of the Third Amendment to Lease shall be of no further force or effect.

8.Landlord’s Improvement Work.

(a)Landlord shall perform the work in the Building and on the Property as set forth in Exhibit A attached hereto and made a part hereof (the “Landlord’s Improvement Work”).  All of Landlord’s Improvement Work shall be performed by Landlord in a good and workmanlike manner and in keeping with general construction standards in the community.

(b)During Landlord’s performance of the “Parking Structure Repair Work” (as defined in Exhibit A), Landlord shall undertake commercially reasonable efforts to minimize the disruption to Tenant’s use of the Premises.

(c)Landlord shall not (i) install a new two-level parking garage in the area colored in yellow on Exhibit B attached hereto and made a part hereof, or (ii) replace the existing parking structure located to the rear of the Building, without Tenant’s prior written consent.

9.Broker.    Landlord and Tenant each represents and warrants to the other that it has not had any dealing with any real estate broker or finder with respect to the subject matter of this Agreement except JLL, whose commission Landlord shall pay pursuant to a separate agreement between Landlord and JLL, and agrees to hold the other harmless from and against any and all damages, costs and expenses resulting from any claim(s) for a brokerage commission or finder’s fee that may be asserted against the other by any broker or finder with whom it has dealt (other than JLL).

10.Miscellaneous and Signatures.

(a)Gender and Context.  As used herein, all terms shall include the singular and plural, and all genders as the context may reasonably require.

(b)Counterparts.  This Agreement may be executed in two or more fully or partially executed counterparts, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument, and any counterpart may be delivered by facsimile or email (or similar electronic transmission).

(c)Controlling Law.  This Agreement shall be interpreted, governed and construed pursuant to the laws of the State where the Demised Premises are located.

(d)Severability.  In the event that any provisions or clauses of this Agreement conflict with or are contrary to applicable law, such conflicting or contrary provisions shall not affect any other provisions which can be given effect without the conflicting provisions, and to this end, the provisions of this Agreement are declared to be severable to allow the striking of any and all provisions which conflict with or are contrary to law while all other provisions of this Agreement shall continue to be effective and fully operable.

(e)Time of Essence.  Time is of the essence, with respect to all the obligations and covenants in this Agreement.

(f)Ratification.  All of the other provisions of the Lease are hereby ratified and confirmed and shall remain unchanged and in full force and effect except to the extent that they are inconsistent with the foregoing.

(g)Defined Terms.  Landlord and Tenant agree that all capitalized terms, if any, not defined herein shall have the applicable definition given to said terms in the Lease.

(h)Entire Agreement.  This Agreement contains the entire agreement between the Landlord and Tenant with respect to the subject matter hereof, and any purported agreement hereafter made shall be ineffective to change, modify, discharge or waive it in whole or in part unless it is in writing and signed by the party against whom enforcement is sought.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ATTEST/WITNESS:	LANDLORD:

ATAPCO PADONIA LLC,
a Maryland limited liability company

By: Atapco Properties, Inc.,
its sole member

By:	By:
Jeffrey P. McCormack, Secretary	Name: Patrick T. Coggins
Title: Executive Vice President

ATTEST/WITNESS:	TENANT:

TESSCO TECHNOLOGIES, INC.,
a Delaware corporation

By:	By:

Name:
Title:

Exhibit A

Landlord’s Improvement Work

1.Existing Parking Structure - Landlord, in its full discretion, will make the necessary improvements to parking structure to repair and restore spalling concrete (the “Parking Structure Repair Work”).

2.Restroom Renovation – Landlord, in its full discretion, will renovate the 2nd floor common area bathrooms (both men’s and women’s) on the southeast corner of the building to a similar specification as the bathrooms on the northwest corner of the building.

3.Elevators Renovation – Landlord, in its full discretion, will perform a mechanical modernization of both elevators.

4.Outside Picnic Area – Landlord will replace the existing picnic table with a new, similar style, table.

5.Outside Designated Smoking Area – [PLACEHOLDER – Our understanding is that Tenant is reviewing its smoking policy and may do away with this altogether].

6.Electric Car Charging Stations – Landlord will add two electric car charging stations in a location to-be-determined at its discretion.

Landlord will use reasonable efforts to complete the work above by 12/31/2020.